Exhibit 99.1

Balchem Corporation Reports Quarterly Sales of $155.0 Million, Record Third Quarter Net Earnings of $19.2 Million, Record Third Quarter Adjusted Net Earnings of $23.7 Million, and Record Third Quarter Adjusted EBITDA of $38.4 Million

New Hampton, NY, November 6, 2018 – Balchem Corporation (NASDAQ: BCPC) today reported for the third quarter 2018 record third quarter net earnings of $19.2 million, compared to net earnings of $16.0 million for the third quarter 2017. Record third quarter adjusted net earnings(a) were $23.7 million, compared to $20.4 million in the prior year quarter. Record third quarter adjusted EBITDA(a) was $38.4 million, compared to $35.7 million in the prior year quarter.

Third Quarter 2018 Financial Highlights:

•	Quarterly net sales of $155.0 million in the third quarter 2018, an increase of $4.3 million, or 2.9%, compared to the prior year quarter.
•	Year over year sales growth in three of our four segments, with record quarterly sales for our Human Nutrition & Health segment and record third quarter sales for our Specialty Products segment.
•	Record third quarter earnings from operations of $25.5 million, an increase of $2.4 million, or 10.5%, from the prior year.
•	Record third quarter net earnings were $19.2 million, an increase of $3.2 million, or 19.8%, from the prior year, resulting in earnings per share of $0.59.
•	Record third quarter adjusted EBITDA of $38.4 million increased $2.7 million, or 7.4%, from the prior year.
•	Record third quarter adjusted net earnings of $23.7 million increased $3.3 million or 16.2% from the prior year, resulting in adjusted earnings per share(a) of $0.73.
•	Third quarter cash flows from operations were $32.5 million for 2018 with record third quarter free cash flow(a) of $26.9 million.

Recent Highlights:

•
On August 29, 2018 the Company acquired 100% of the outstanding common shares of Bioscreen Technologies, S.r.l., a privately held manufacturer of encapsulated and fermented feed nutrition ingredients, headquartered in Bertinoro, Italy.  Bioscreen manufactures high-performance encapsulates and fermented products that deliver value-added solutions to an international animal nutrition and health customer base.

•	The Company reduced its revolving loan by $32.8 million in the third quarter of 2018, reducing net debt to $135.3 million as of September 30, 2018.

Ted Harris, Chairman, CEO, and President of Balchem said, “We are pleased to report record third quarter adjusted net earnings and adjusted EBITDA, quarterly sales growth in three of our four segments, along with record third quarter free cash flow. In addition, while the closing of the Bioscreen acquisition only occurred on August 29th, our team has already made good progress with the integration efforts, and we are pleased with the capabilities this acquisition adds to our portfolio. As we further strengthen our balance sheet, with our net debt leverage ratio at 0.8, as of September 30, 2018,  and with the current economic uncertainties, we are pleased that our strong balance sheet and revolving credit facility provide us the flexibility to capitalize on both organic and acquisition opportunities.”

Balchem Corporation (NASDAQ:BCPC)
Results for Period Ended September 30, 2018 (unaudited)
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended September 30,

	2018	2017
	Unaudited
Net sales	$155,043	$150,716
Gross margin	48,002	46,181
Operating expenses	22,537	23,126
Earnings from operations	25,465	23,055
Other expense	1,936	2,358
Earnings before income tax expense	23,529	20,697
Income tax expense	4,315	4,654
Net earnings	$19,214	$16,043

Diluted net earnings per common share	$0.59	$0.50

Adjusted EBITDA(a)	$38,380	$35,720
Adjusted net earnings(a)	$23,653	$20,360
Adjusted net earnings per common share(a)	$0.73	$0.63

Shares used in the calculations of diluted and adjusted net earnings per common share	32,566	32,241

For the Nine Months Ended September 30,

	2018	2017
	Unaudited
Net sales	$480,140	$435,526
Gross margin	152,927	137,371
Operating expenses	72,431	66,782
Earnings from operations	80,496	70,589
Other expense	6,729	6,623
Earnings before income tax expense	73,767	63,966
Income tax expense	15,528	15,870
Net earnings	$58,239	$48,096

Diluted net earnings per common share	$1.79	$1.49

Adjusted EBITDA(a)	$120,338	$107,841
Adjusted net earnings(a)	$72,601	$59,800
Adjusted net earnings per common share(a)	$2.24	$1.86

Shares used in the calculation of diluted and adjusted net earnings per common share	32,452	32,203

(a)See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)
Segment Financial Results for the Third Quarter of 2018:

The Human Nutrition & Health segment generated record quarterly sales of $85.9 million, an increase of $4.5 million or 5.6% compared to the prior year quarter. The increase was primarily driven by higher powder systems sales into food and beverage markets and higher chelated minerals and choline nutrients sales, partially offset by lower flavor systems sales. Record quarterly earnings from operations for this segment of $13.1 million increased $2.7 million or 25.7% compared to $10.4 million in the prior year quarter, primarily due to the aforementioned higher sales and lower operating expenses, partially offset by mix and certain higher raw material costs.

The Animal Nutrition & Health segment sales of $40.4 million increased $2.4 million or 6.3% compared to the prior year quarter. The increased sales were primarily due to increased monogastric species sales primarily due to higher volumes and average selling prices, partially offset by lower ruminant species sales. Third quarter earnings from operations for this segment of $5.1 million were down slightly from the prior year comparable quarter of $5.2 million, with the higher sales being offset by mix, increased raw material costs and certain higher selling, marketing, and research expenses.

The Specialty Products segment generated record third quarter sales of $17.6 million, an increase of $0.4 million or 2.1% compared to the prior year quarter, primarily due to increased plant nutrition volumes and higher sales of ethylene oxide for the medical device sterilization market. Quarterly earnings from operations for this segment were $5.8 million, versus $5.6 million in the prior year comparable quarter, an increase of $0.2 million or 2.9%, primarily due to the aforementioned higher sales.

The Industrial Products segment sales of $11.1 million decreased $3.0 million or 21.0% from the prior year comparable quarter, primarily due to reduced sales of choline and choline derivatives used in shale fracking applications. Earnings from operations for the Industrial Products segment were $1.7 million, a decrease of $0.4 million or 17.6% compared with the prior year comparable quarter, and were primarily a reflection of the aforementioned lower sales volumes.

Consolidated gross margin for the quarter ended September 30, 2018 of $48.0 million increased by $1.8 million or 3.9%, compared to $46.2 million for the prior year comparable period. Gross margin as a percentage of sales increased to 31.0% as compared to 30.6% in the prior year period. The increase was primarily due to mix and certain higher average selling prices. Operating expenses of $22.5 million for the third quarter were down $0.6 million from the prior year comparable quarter, principally due to the timing of an insurance recovery, partially offset by certain higher compensation-related expenses and an impairment charge related to the IFP tradename. Excluding transaction and integration costs of $0.2 million and non-cash operating expense associated with amortization of intangible assets of $5.4 million, operating expenses were $16.9 million, or 10.9% of sales.

Interest expense was $1.8 million in the third quarter of 2018. Our effective tax rates for the three months ended September 30, 2018 and 2017 were 18.3% and 22.5%, respectively. The company’s effective tax rate for the three months ended September 30, 2018 is lower primarily due to the impact of the Tax Cuts and Jobs Act.

For the quarter ended September 30, 2018, cash flows provided by operating activities were $32.5 million, and record third quarter free cash flow was $26.9 million. The $159.8 million of net working capital on September 30, 2018 included a $35 million reduction in the current portion of long-term debt, resulting from the second quarter repayment of existing debt through the initial use of revolving debt from our new credit facility, and this revolving debt is classified as long-term debt on our balance sheet. In addition, the net working capital included a cash balance of $42.7 million, which reflects capital expenditures of $5.6 million and accelerated principal payments on the revolving loan of $32.8 million in the third quarter of 2018. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

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Balchem Corporation (NASDAQ:BCPC)
Ted Harris said, “Our results in the third quarter reflected sales growth in three of our four segments and record third quarter adjusted net earnings and adjusted EBITDA. We are proud of this strong performance, particularly in light of the macroeconomic challenges we are facing across several of our reporting segments.”

Mr. Harris went on to add, “We are progressing our strategic growth initiatives and are pleased with the Bioscreen acquisition and the opportunities it affords us, as its manufacturing, technical and commercial capabilities provide a platform to accelerate our growth in Europe and broaden the range of health and nutrition solutions that we bring to our customers.”

Quarterly Conference Call
A quarterly conference call will be held on Tuesday, November 6, 2018, at 11:00 AM Eastern Time (ET) to review third quarter 2018 results. Ted Harris, Chairman of the Board, CEO and President, and Bill Backus, Chief Accounting Officer will host the call.  We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call.  The conference call will be available for replay two hours after the conclusion of the call through end of day Tuesday, November 20, 2018.  To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13684529.

Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2017. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Mary Ann Brush, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)
Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Human Nutrition & Health	$85,890	$81,365	$253,966	$232,523
Animal Nutrition & Health	40,410	38,010	128,587	113,136
Specialty Products	17,629	17,264	58,233	56,813
Industrial Products	11,114	14,077	39,354	33,054
Total	$155,043	$150,716	$480,140	$435,526

Business Segment Earnings Before Income Taxes:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Human Nutrition & Health	$13,106	$10,426	$36,175	$31,942
Animal Nutrition & Health	5,064	5,154	19,661	14,219
Specialty Products	5,769	5,607	19,583	20,125
Industrial Products	1,728	2,096	6,861	4,397
Transaction and integration costs	(202)	(228)	(1,784)	(2,181)
Indemnification settlement	-	-	-	2,087
Interest and other expense	(1,936)	(2,358)	(6,729)	(6,623)
Total	$23,529	$20,697	$73,767	$63,966

Selected Balance Sheet Items	September 30, 2018	December 31, 2017
Cash and Cash Equivalents	$42,671	$40,416
Accounts Receivable, net	101,205	91,226
Inventories	71,778	60,696
Other Current Assets	10,052	6,998
Total Current Assets	225,706	199,336

Property, Plant & Equipment, net	194,081	189,793
Goodwill	449,015	441,361
Intangible Assets With Finite Lives, net	111,142	128,073
Other Assets	6,132	5,073
Total Assets	$986,076	$963,636

Current Liabilities	$65,951	$73,396
Current Portion of Long-Term Debt	-	35,000
Long-Term Debt	178,000	183,964
Deferred Income Taxes	49,461	48,548
Long-Term Obligations	7,462	5,847
Total Liabilities	300,874	346,755

Stockholders' Equity	685,202	616,881

Total Liabilities and Stockholders' Equity	$986,076	$963,636

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Nine Months Ended September 30,
	2018	2017

Cash flows from operating activities:
Net earnings	$58,239	$48,096
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	33,460	33,170
Stock compensation expense	5,208	4,348
Other adjustments	(1,708)	526
Changes in assets and liabilities	(16,014)	(6,686)
Net cash provided by operating activities	79,185	79,454

Cash flow from investing activities:
Cash paid for acquisition, net of cash acquired	(17,399)	(17,393)
Capital expenditures and intangible assets acquired	(13,691)	(18,084)
Proceeds from insurance and sale of assets	4,741	2,000
Net cash used in investing activities	(26,349)	(33,477)

Cash flows from financing activities:
Proceeds from revolving debt	210,750	22,000
Principal payments on long-term and revolving debt	(252,250)	(69,634)
Proceeds from stock options exercised	8,133	9,524
Dividends paid	(13,428)	(12,069)
Other	(2,616)	(1,833)
Net cash used in financing activities	(49,411)	(52,012)

Effect of exchange rate changes on cash	(1,170)	2,133

Increase/(Decrease) in cash and cash equivalents	2,255	(3,902)

Cash and cash equivalents, beginning of period	40,416	38,643
Cash and cash equivalents, end of period	$42,671	$34,741

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses, indemnification settlements, legal settlements, and the fair valuation of acquired inventory.  Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)
Table 1

Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Reconciliation of adjusted gross margin

GAAP gross margin	$48,002	$46,181	$152,927	$137,371
Amortization of intangible assets (1)	765	722	2,362	2,022
Adjusted gross margin	$48,767	$46,903	$155,289	$139,393

Reconciliation of adjusted earnings from operations

GAAP earnings from operations	$25,465	$23,055	$80,496	$70,589
Amortization of intangible assets (1)	6,208	6,602	18,680	20,145
Transaction and integration costs (2)	202	228	1,784	2,181
Indemnification settlement (3)	-	-	-	(2,087)
Adjusted earnings from operations	$31,875	$29,885	$100,960	$90,828

Reconciliation of adjusted net earnings

GAAP net earnings	$19,214	$16,043	$58,239	$48,096
Amortization of intangible assets (1)	6,278	6,718	19,290	20,505
Transaction and integration costs (2)	202	228	1,784	2,181
Indemnification settlement (3)	-	-	-	(2,087)
Income tax adjustment (4)	(2,041)	(2,630)	(6,712)	(8,895)
Adjusted net earnings	$23,653	$20,359	$72,601	$59,800

Adjusted net earnings per common share – diluted	$0.73	$0.63	$2.24	$1.86

1 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

2 Transaction and integration costs: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements. Management excludes this item for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding this item from our non-GAAP financial measures is useful to investors because this item is associated with each transaction, and is inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

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Balchem Corporation (NASDAQ:BCPC)

3 Indemnification settlement: Indemnification settlement related to a favorable settlement we received relating to the SensoryEffects acquisition which is included in our GAAP financial statements. Management excluded this settlement for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding the settlement from our non-GAAP financial measures is useful to investors because this type of settlement is infrequent causing comparison of current and historical financial results to be difficult.

4 Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting”, and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. The income tax adjustment for the three months ended September 30, 2018 and 2017, respectively, is calculated as the difference between the September 30, 2018 and 2017 year-to-date income tax adjustment, respectively, and the June 30, 2018 and 2017 year-to-date income tax adjustment, respectively. See Table 3 for the calculation of our non-GAAP effective tax rate.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and nine months ended September 30, 2018 and 2017.

Table 2

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income - as reported	$19,214	$16,043	$58,239	$48,096
Add back:
Provision for income taxes	4,315	4,654	15,528	15,870
Other expense	1,936	2,358	6,729	6,623
Depreciation and amortization	10,964	10,973	32,850	32,810
EBITDA	36,429	34,028	113,346	103,399
Add back certain items:
Non-cash compensation expense related to equity awards	1,749	1,463	5,208	4,348
Transaction and integration costs	202	228	1,784	2,181
Indemnification settlement	-	-	-	(2,087)
Adjusted EBITDA	$38,380	$35,719	$120,338	$107,841

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the nine months ended September 30, 2018 and 2017.

Table 3

	Nine Months Ended September 30,
	2018	Effective Tax Rate	2017	Effective Tax Rate
GAAP Income Tax Expense	$15,528	21.1%	$15,870	24.8%
Impact of ASU 2016-09 adoption(5)	1,770		2,552
Adjusted Income Tax Expense	$17,298	23.4%	$18,422	28.8%

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Balchem Corporation (NASDAQ:BCPC)
5 Impact of ASU 2016-09 adoption: In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which addresses the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted ASU 2016-09 on January 1, 2017 prospectively (prior periods have not been restated).  The primary impact of adoption was the recognition during the three and nine months ended September 30, 2018 and 2017, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities. The presentation requirements for cash flows related to employee taxes paid for withheld shares had no impact to any of the periods presented in the consolidated statement of cash flows, since such cash flows have historically been presented in financing activities. The Company also elected to continue estimating forfeitures when determining the amount of stock-based compensation costs to be recognized in each period. No other provisions of ASU 2016-09 had a material impact on the Company’s financial statements or disclosures.

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and nine months ended September 30, 2018 and 2017.

Table 4

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$32,489	$33,762	$79,185	$79,454
Capital expenditures	(5,553)	(6,857)	(13,253)	(17,676)
Free cash flow	$26,936	$26,905	$65,932	$61,778

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